Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2019

MELVILLE, N.Y., May 9, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three-month period ended March 31, 2019. The Company is reporting net revenue of $14,322,000 for the three-month period ended March 31, 2019, compared to $15,742,000 for the same period in the prior year. Additionally, for the three-month period ended March 31, 2019, the Company is reporting a loss before taxes of $51,000, compared to income before income taxes of $88,000 for the same period in 2018. After giving effect to income tax benefits or expenses, the Company is reporting a net loss for the three-month period ended March 31, 2019 of $26,000, compared to net income of $65,000, for the same three-month period ended March 31, 2018.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The primary cause for the decline in net revenue this quarter, compared to the same period in 2018, was due to The Home Depot being in an overstocked position at the end of 2018. We believe that once The Home Depot’s inventory normalizes, their order quantities should be consistent with prior periods. Further, for the three-month period ended March 31, 2019, we encountered weakness in our Aerospace sector, compared to the first quarter of 2018. On a more positive note, Hy-Tech increased revenue and profits, when compared to the prior year. This quarter’s revenue reflects a 11.6% increase over the same period one year ago. Additionally, Hy-Tech’s OEM-Engineered Solutions program, which is designed to expand its products and technologies into new niche markets, continues to gain momentum, as OEM revenue this quarter increased $810,000, or nearly 122% over the same period in 2018. We remain optimistic that growth for this product offering should continue for the foreseeable future.”

Mr. Horowitz continued, “Florida Pneumatic’s gross margins improved 4.3 percentage points, due mostly to stronger gross margin in Aerospace and Industrial/catalog. Gross margin at Hy-Tech was off 3.2 percentage points, compared to the same period a year ago. A complete enterprise-wide, information technologies system conversion at Hy-Tech, which occurred during the first quarter 2019, caused the facility to halt production for approximately three business days, as well as unusually large expenditures this quarter in certain manufacturing areas being the primary factors contributing to the decline. Company-wide, our consolidated gross margin was up 2.4 percentage points over the first quarter of 2018. Lastly, our first quarter 2019 selling, general and administrative expenses were slightly below the levels of the same period a year ago.

Mr. Horowitz concluded his remarks with, “We remain focused on being a key provider of power hand tools and accessories. We believe that ongoing enhancements to our existing product lines will continue to pave the way for future growth. Further, while we are disappointed with the Company’s results this quarter, we remain optimistic about our success in the long term, due to the strong foundation of our businesses and customers, as well as our many opportunities for growth.”

In a separate announcement today, the Company announced the declaration of a quarterly cash dividend.

 The Company will be reporting the following.

OVERVIEW

Key factors or events impacting our first quarter 2019 results of operations were:

●	Increased OEM revenue at Hy-Tech;

●	Declines in both Retail and Aerospace revenue at Florida Pneumatic; and

●	The impact of the implementation of a complete entity-wide information system at Hy-Tech adversely affecting absorption.

RESULTS OF OPERATIONS

Effective July 6, 2018, the Office of the United States Trade Representative (“USTR”) announced that an additional 25% tariff be imposed on certain Chinese-made products. This additional tariff raised the cost on a small number of products that we sell primarily to The Home Depot (“THD”). We were able to pass through most of the costs associated with the additional tariffs. Further, the USTR announced that effective September 24, 2018, a new group of Chinese–made products was subject to an additional 10% tariff. The USTR stated that commencing January 1, 2019, an additional tariff of 15% would be imposed on this second group of products increasing the additional tariff to 25%.  It was later announced that this proposed additional 15% increase would be delayed until March 1, 2019. However, in February 2019, President Trump delayed imposing the additional 15% tariffs on Chinese goods until further notice.

Based on negotiations with our overseas suppliers and THD relating to the tariffs imposed on September 24, 2018, we were able to avoid substantially all of the impact of such tariffs effective January 1, 2019. There is no guarantee that we will be able to avoid some or all of the impact associated with potential additional 15% tariffs discussed above. Should we be unable to avoid such additional costs, our gross margin on these products will be severely impacted. This could cause us to terminate or alter certain customer relationships.

Lastly, we believe that over time, several newer technologies and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. We continue to perform a cost-benefit analysis of developing or incorporating more advanced technologies into our tool platforms.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have, a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

We believe that our relationships with our key customers and suppliers remain satisfactory.

The tables below provide an analysis of our net revenue from for the three-month periods ended March 31, 2019 and 2018.

	Three months ended March 31,
			(Decrease) increase
	2019	2018	$	%
Florida Pneumatic	$10,440,000	$12,264,000	$(1,824,000)	(14.9)%
Hy-Tech	3,882,000	3,478,000	404,000	11.6
Consolidated	$14,322,000	$15,742,000	$(1,420,000)	(9.0)%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Aerospace and Industrial.

	Three months ended March 31,
	2019		2018		Decrease
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Automotive	$3,866,000	37.0%	$3,938,000	32.1%	$(72,000)	(1.8)%
Retail	2,709,000	26.0	4,090,000	33.4	(1,381,000)	(33.8)
Aerospace	2,360,000	22.6	2,670,000	21.8	(310,000)	(11.6)
Industrial	1,325,000	12.7	1,364,000	11.1	(39,000)	(2.9)
Other	180,000	1.7	202,000	1.6	(22,000)	(10.9)
Total	$10,440,000	100.0%	$12,264,000	100.0%	$(1,824,000)	(14.9)%

The most significant component to the decline in Florida Pneumatic’s first quarter 2019 revenue, compared to the same period in the prior year was lower sales to The Home Depot. We believe this reduction in revenue was due to The Home Depot being in an overstocked position at the end of 2018. We believe that once The Home Depot’s inventory normalizes, orders and shipments will rebound to levels similar to prior periods, however no assurance can be made this will occur. Additionally, shipments to Stanley Black and Decker, which acquired the Craftsman® brand in 2018, declined nearly $200,000, when comparing the first quarter of 2019 to the same period a year ago. We believe it is likely that shipments to Stanley Black and Decker will end sometime in 2019. The decline in our Aerospace revenue this quarter, compared to the first quarter of 2018 was due to shipments to a customer in the first quarter of 2018 not repeating in 2019. Lastly, Automotive revenue is down slightly, due to our decision to greatly curtail lower margin promotional sales.

Hy-Tech

 Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, ATSCO and OZAT, which are categorized as “ATP” for reporting purposes and include products such as heavy-duty air tools. Our “Engineered Solutions” are included in the OEM category in the table below. Currently NUMATX, Thaxton and other peripheral product lines are reported as “Other” below.

	Three months ended March 31,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$1,986,000	51.2%	$2,357,000	67.8%	$(371,000)	(15.7)%
OEM	1,476,000	38.0	666,000	19.1	810,000	121.6
Other	420,000	10.8	455,000	13.1	(35,000)	(7.7)
Total	$3,882,000	100.0%	$3,478,000	100.0%	$404,000	11.6%

Hy-Tech’s Engineered Solutions products offering, which is designed to market its engineering and manufacturing expertise, and develop different applications for their tools, motors and accessories continues to expand. Revenue from this offering during the first quarter of 2019 increased $962,000, when compared to the same three-month period in 2018, with other components within this group, down slightly. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. The decline in ATP revenue was driven primarily to a decline of $534,000 in lower margin ATSCO revenue, partially offset by improved OZAT and ATP tools sales.

Hy-Tech intends to continue to focus on expanding its Engineered Solutions, and other, newer expanding technologies and offerings. As such, it is possible that revenue from certain product lines and sectors, such as oil and gas, may decline.

Gross profit / margin

	Three Months Ended March 31,		Increase/(Decrease)
	2019	2018	Amount		%
Florida Pneumatic	$4,007,000	$4,177,000	$(170,000)		(4.1)%
As percent of respective revenue	38.4%	34.1%	4.3	%pts
Hy-Tech	$1,274,000	$1,251,000	$23,000		1.8
As percent of respective revenue	32.8%	36.0%	(3.2	)%pts
Total Tools	$5,281,000	$5,428,000	$(147,000)		(2.7)%
As percent of respective revenue	36.9%	34.5%	2.4	%pts

Several factors impacted Florida Pneumatic’s gross margin during the three-month period ended March 31, 2019. The most significant of which was the result of our decision to curtail AIRCAT promotional programs in 2019 that were offered during the first quarter of 2018. This decision helped improve AIRCAT margins by more than 9 percentage points. Partially offsetting the above was a decline in THD gross margin of approximately 3.3 percentage points. The lower THD gross margin was due primarily to the previously agreed upon two percent price reduction and to a lesser degree product mix.

The 3.2 percentage point decline in Hy-Tech’s gross margin stated in the table above, was due primarily to two factors: (i) unusually high costs incurred during the three-month period ended March 31, 2019, in areas such as repairs and maintenance and sample costs; and (ii) under absorption of manufacturing overhead. A complete enterprise-wide, information technologies system conversion which occurred during the first quarter of 2019 caused the facility to halt production for approximately three days.

Selling, general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2019, our SG&A was $5,269,000, compared to $5,274,000 for the same three-month period in 2018. Expense items of note include: (i) variable expenses, which include costs such as: commissions, advertising and promotional costs, travel and entertainment, and freight out, had a net decrease of $45,000; (ii) compensation expense which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $66,000; (iii) professional fees increased $19,000, and (iv) our stock-based compensation declined $31,000.

Other Expense

While there were no Other expenses during the first quarter of 2019, the $29,000 incurred during the first quarter of 2018 represented an adjustment to the fair value of the contingent consideration obligation to the seller of the Jiffy business. This obligation of $1,000,000 is the maximum amount we are obligated to pay and is included in our Other current liabilities.

Interest

	Three months ended March 31,		Increase (decrease)
	2019	2018	Amount
Interest expense attributable to:
Short-term borrowings	$43,000	$13,000	$30,000
Term loans, including Capital Expenditure Term Loans	5,000	1,000	4,000
Amortization expense of debt issue costs	15,000	23,000	(8,000)

Total	$63,000	$37,000	$26,000

The increase in short-term loan borrowings interest was driven primarily by greater borrowings against our Revolver, compared to the prior year. Our average balance of short-term borrowings during the three-month period ended March 31, 2019 was $4,076,000, compared to $1,847,000 during the same three-month period in 2018.

Income taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis, and may change in subsequent interim periods. Accordingly, our effective tax rate for the three-month period ended March 31, 2019 was 49.0%, compared to the effective tax rate of 26.1% for the three-month period ended March 31, 2018. The Company’s effective tax rates for both periods were affected primarily by state taxes, non-deductible expenses and foreign tax rate differentials.

In addition to those items mentioned above that affected the Company’s effective tax rates was the Tax Cuts and Jobs Act (the “Act”) which was enacted on December 22, 2017. The Act reduced the U.S. federal corporate income tax rate from 35% to 21%. However, it eliminated the tax deductibility of certain performance-based compensation, which increased our effective tax rate, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries previously deferred from tax, generally eliminated U.S federal income taxes on dividends from foreign subsidiaries and created a new provision designed to tax global intangible low-taxed income.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	March 31, 2019	December 31, 2018
Working Capital	$19,250,000	$22,323,000
Current Ratio	2.53 to 1	3.26 to 1
Shareholders’ Equity	$42,235,000	$45,535,000

Credit facility

Our Credit Facility is discussed in detail in our soon to be issued Quarterly Report filed on Form 10-Q for the three months ended March 31, 2019 Notes to consolidated financial statements.

Cash flows

During the three-month period ended March 31, 2019, our net cash decreased to $898,000 from $999,000 at December 31, 2018.   Our total bank debt at March 31, 2019 was $6,787,000 and $2,555,000 at December 31, 2018. The total debt to total book capitalization (total debt divided by total debt plus equity) at March 31, 2019 was 13.8% and at December 31, 2018 was 5.3%. The most significant factor contributing to the increase in our bank debt was the decision in February 2019 to repurchase 389,909 shares of our Common Stock.

        During the three-month period ended March 31, 2019, we used $485,000 for capital expenditures, compared to $570,000 during the same period in the prior year.  Capital expenditures for the balance of 2019 are expected to be approximately $1,500,000, some of which may be financed through our credit facilities with Capital One, or financed through independent third-party financial institutions. The remaining 2019 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

In March 2019, our Board of Directors declared a quarterly cash dividend of $0.05 per share of our common stock, which was paid in March 2019. The total of such dividend payment was approximately $158,000. The Company continues to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.

Customer concentration

At March 31, 2019 and December 31, 2018, accounts receivable from The Home Depot was 25.5% and 32.6%, respectively, of our total accounts receivable. Additionally, revenue from The Home Depot during the three-month periods ended March 31, 2019 and 2018 were 17.6% and 23.5%, respectively, of our total revenue. There were no other customers that accounted for more than 10% of our consolidated revenue during the three-month periods ended March 31, 2019 or 2018.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for May 9, 2019, at 11:00 A.M., Eastern Time, to discuss its first quarter of 2019 results and financial condition. Investors and other interested parties who wish to listen to or participate can call 866-337-5532. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 10, 2019.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2019 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
Assets
Cash	$898	$999
Accounts receivable - net	8,996	9,574
Inventories	20,607	20,496
Prepaid expenses and other current assets	1,367	1,137

Total current assets	31,868	32,206

Net property and equipment	9,854	9,775
Goodwill	4,440	4,436
Other intangible assets - net	7,640	7,800
Deferred income taxes - net	651	628
Other assets – net	1,212	741
Total assets	$55,665	$55,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$6,354	$2,096
Accounts payable	2,709	2,755
Accrued compensation and benefits	1,056	2,336
Accrued other liabilities	1,123	1,243
Current maturities of long-term debt	80	453
Other current liabilities	1,296	1,000

Total current liabilities	12,618	9,883

Long-term debt, less current maturities	353	—
Other liabilities	459	168

Total liabilities	13,430	10,051

Total shareholders' equity	42,235	45,535

Total liabilities and shareholders' equity	$55,665	$55,586

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)	Three Months Ended March 31,
(In Thousand $)	2019	2018

Net revenue	$14,322	$15,742
Cost of sales	9,041	10,314
Gross profit	5,281	5,428
Selling, general and administrative expenses	5,269	5,274
Operating income	12	154
Other expense	—	29
Interest expense	63	37
(Loss) income before income taxes	(51)	88
Income tax (benefit) expense	(25)	23
Net (loss) income	$(26)	$65

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE

(UNAUDITED)	Three months ended March 31,
	2019	2018

Basic and diluted (loss) earnings per share	$(0.01)	$0.02

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION

(UNAUDITED)

(In Thousands $)	Three Months Ended March 31,
	2019	2018
Net (loss) income	$(26)	$65
Add:
Depreciation and amortization	561	514
Interest expense	63	37
Tax (benefit) expense for income taxes	(25)	23

EBITDA (1)	$573	$639

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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